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                                                                  Exhibit 99(b)

                  COMPMANAGEMENT, INC. ANNOUNCES ACQUISITION OF
                               M&N RISK MANAGEMENT

     Columbus, Ohio. January 4, 1999. CompManagement, Inc., a wholly owned subsidiary of Health Power, Inc. (Nasdaq: HPWR), today announced the acquisition of M&N Risk Management, a wholly owned subsidiary of Century Business Services (Nasdaq: CBIZ). CompManagement acquired all of the capital stock of M&N for a consideration of $6 million of which $3 million was paid in cash upon closing with the balance in notes. The transaction closed on December 31, 998. CompManagement is an Ohio workers' compensation administrator representing approximately 13,000 employers located throughout all 88 counties in Ohio.

     CompManagement has provided workers' and unemployment compensation services since 1984. The Company has experienced annual revenue growth in excess of 25% over the last four years. This acquisition will add approximately 4,500 employers to CompManagement's existing customer base and will further CompManagement's position as one of the largest workers' compensation service companies in the state of Ohio.

     "M&N Risk Management is a well-respected workers' compensation service company in Ohio" says Robert J. Bossart, Chief Executive Officer of CMI. "The quality of their staff and the resources that they bring to our Company will complement our services, especially in northern Ohio. This acquisition also places us in a strategic position to capitalize on the consolidation in this industry and to further our growth plans."

     Except for historical information, all other information provided in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These "forward-looking statements" are subject to uncertainties, including risks associated with the ability to consummate and integrate future acquisitions, which could cause actual results to differ materially from those projected or implied. The most significant of such uncertainties are described in the Company's Form 10-K, Form 8-K, and Form 10-Q and exhibits to those reports.

     Health Power, Inc. is a holding company whose operating subsidiaries are CompManagement, Inc., CompManagement Health Systems, Inc., and Health Power HMO, Inc.

     CompManagement, Inc. and its subsidiary, CompManagement Health Systems, Inc., offer claims management, medical cost containment, and managed care services to employers with respect to their workers' compensation and unemployment compensation claims. CompManagement Health Systems, Inc. is a state-certified MCO and provides, among other things, claims review and processing for workers' compensation claims, bill


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review and payment with respect to physician and hospital charges, quality assurance programs, medical management, and cost containment services for over 19,500 employers in all 88 counties in Ohio.

Contact:  Robert J. Bossart, CompManagement, Inc. (614) 760-2400